Exhibit 99.1

MAGNACHIP ANNOUNCES DIRECTOR RESIGNATION

SEOUL, South Korea, July 17, 2023 — Magnachip Semiconductor Corporation (NYSE: MX) (“Magnachip” or the “Company”) today announced that Gary Tanner has notified the Company of his intention to resign from the Company’s Board of Directors. The Board has accepted his resignation, which was effective as of July 14, 2023.

Mr. Tanner joined Magnachip’s Board in August 2015 and has served in multiple capacities, such as Non-Executive Chairman of the Board, Chair of the Risk Committee, and a member of the Audit, Compensation and Strategic Review Committees. During his tenure, Mr. Tanner has been instrumental to the Company’s trajectory, contributing to the Company’s strategic vision, operational details and corporate governance. Most recently, Mr. Tanner led the establishment of the Risk Committee’s oversight of the Company’s corporate objectives, goals, strategies and initiatives relating to, and attending risks associated with, environmental, social and governance (“ESG”) matters, including corporate social responsibility, sustainability, public policy and other related matters such as the formation of a management-level ESG Steering Committee.

“Gary’s operational expertise and industry experience have been instrumental to our success and he will be greatly missed,” said Camillo Martino, Magnachip’s Chairman of the Board. “He has consistently brought a valuable perspective to our board deliberations. On behalf of the entire board, I thank him for his service to Magnachip and wish him well in his future endeavors.”

“The Company and the management team would like to express their gratitude to Gary for his dedicated service over the past eight years. He leaves a legacy of excellence that has positioned us well for the future,” said YJ Kim, Chief Executive Officer of Magnachip. “His strategic vision and his commitment to our stakeholders have been a source of inspiration to all of us. We are thankful for his years of service and his commitment to our success.”

Mr. Tanner’s departure is due to personal reasons. The Company will immediately begin a search for a new independent director to replace Mr. Tanner.

About Magnachip Semiconductor

Magnachip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, computing, industrial and automotive applications. The Company provides a broad range of standard products to customers worldwide. Magnachip, with more than 40 years of operating history, owns a portfolio of approximately 1,100 registered patents and pending applications, and has extensive engineering, design, and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through Magnachip’s website is not a part of, and is not incorporated into, this release.

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Yujia Zhai

The Blueshirt Group

Tel. (860) 214-0809

Yujia@blueshirtgroup.com